February 8, 2011

Office Of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated February 8, 2011 of Valcom, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm.

/s/MaloneBailey, LLP

Houston, Texas